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                                                                    EXHIBIT 10.8

             Entrepreneur Agreement -- Techtime Industries Limited
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After the discussion among the parties, they have compromise to establish a entrepreneur in producing alloy, plastic toy, manufacturing and processing, with the following agreement:

A)  Name of Entrepreneur: Techtime Industries Ltd.
    Address of Entrepreneur: 4/F China Building, 29 Queen's Road C., Central,
    HK.

B)  1,500,000 Investment amount, share proportion as follow:

    Creative Master -- 55%, Chen Hao Qiang -- 15%, Gan Zi Kuen -- 15%, Wu Qing Su -- 15%. Such investment should be paid in cash or other appropriate ways. All the shareholders have to invest the amount in March 96. Shareholder has to pay the actual amount if he invest after the deadline.

C)  Establishment of Board of Directors

    1. The Board of Directors consists of 8 persons, in which the Managing Director is appointed by Creative Master Limited, Chan Chi as the Assistant Managing Director, Creative Master Limited appoint 3 others person as directors and the remaining three parties has to appoint 1 person each. Under the Board of Director, a Management Council is formed. This Council is composed of production technician, production planning and administration.

    2. The new policy of the Board of Directors must be accepted by majority of the directors before it can be implemented. If the voting for and against are the same, the Managing Director has the right to determine whether to accept the policy or not.

    3. The Board of Directors has the highest technical authority. It has the right to determine its business objective, development regulation, audit its own finance, employment, distribution of profit, welfare, salaries and production.

    4. Under the direction of the Board of Directors, the factory manager has to manage the factory. He also has to supervise 2 assistant factory managers. If it is observed that the factory manager did not work properly, the Board of Directors has the right to terminate his job. His responsibility is to implement all the policies made by the Board of Director and directly responsible for the profit and loss of the entrepreneur. He has to formulate all production planning system and guarantee that he will implement these planning.

    5. Financing/Accounting supervisor is appointed by Creative Master Limited.
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D) Production

   1. It is planned that the entrepreneur will produce 15,000,000 to 18,000,000 annually. It should first produce the orders offered by Creative Master Limited. If the amount is inadequate, it can produce the orders from other companies, under the condition that there is no contradiction with the products of Creative Master Limited.

   2. When producing the orders offered by Creative Master Limited, the worker and material should be provided by the entrepreneur. Creative Master Limited should provide engineering and other materials. Creative Master Limited will collect 8-12% management and profit from the price of the product but the exact amount will depend on the product.

   3. To develop tampo print in appropriate time.

E) Distribution of Profit (Profit/Loss will be distributed according to the proportion of share)

   1. The account is audited from Jan 1 to 31 Dec.

   2. After deducting its operation cost, the distribution of profit of the entrepreneur will be as follow:

      i. 10% of the annual profit will be distributed to directors and other production management staff as bonus.

      ii.  15% of the annual profit as saving amount

      iii. 75% of the annual profit will be distributed to the shareholders

F) If any party release its share, the other shareholders can purchase the shares by the asset amount at that moment. Only if all the other shareholders do not want to purchase the share, the one who release the share can sell his share to third party.